Exhibit 99.1

Berkshire Hills Names George Bacigalupo EVP Commercial Banking

Pittsfield, MA — October 15, 2013 — Berkshire Hills Bancorp, Inc. (NYSE: BHLB) today announced that it has appointed George Bacigalupo Executive Vice President - Commercial Banking responsible for business banking, including the asset based lending and leasing business lines.  Berkshire’s Regional Commercial Leaders will now report to Bacigalupo, who reports to Michael Daly, Berkshire’s President and CEO.

Bacigalupo joined Berkshire in 2011 as Senior Vice President - Chief Credit Officer and has more than 30 years of lending and commercial banking experience. He was EVP of Specialty Lending at TD Banknorth, where he established the ABL and other middle-market lending groups as well as oversaw commercial banking relationships with $5 billion in total committed credit.  Subsequently, at TD Bank he was the Senior Lender for New England with the highest lending authority for all commercial relationships.

Mr. Daly stated, “We are pleased to have George take on the leadership of our commercial banking team.  He has been an integral part of building our credit process, and his experience and leadership capabilities make him an ideal choice.  I look forward to working with George as we deepen our commercial market share throughout our New England and New York footprint.  George combines large bank experience and local focus which is the combination that positions us to best serve the business credit needs of our region.”

Mr. Bacigalupo stated, “I am excited to take on this enhanced role at Berkshire.  We have great teams in place, a promising footprint, and a brand and culture that combined with our sophisticated financial capabilities can really make a difference in our markets.  I see great opportunities for us to continue to grow sound and profitable middle market lending in our region.”

Berkshire Hills also announced today the appointment of Michael Carroll, SVP — Commercial Regional Leader NY, to Chief Credit Officer, where he will be responsible for the Company’s credit underwriting and approval processes.  He will report to Richard Marotta, EVP — Chief Risk and Administrative Officer.  Carroll joined Berkshire in 2009 from KeyBank where he was

SVP Middle Market Lending.  He has more than 25 years’ experience in Commercial and Credit roles in banking, serving New York’s Capital Region.

Jim Curran, SVP — Commercial Regional Leader, will continue to run middle market operations in Central New England and Mark Foster, SVP — Asset Based Lending, will maintain leadership of ABL and business banking in Boston.  On an interim basis, Robert Curley, Berkshire’s New York Chairman, will oversee the New York commercial team.

BACKGROUND

Berkshire Hills Bancorp is the parent of Berkshire Bank — America’s Most Exciting Bank®. The Company has approximately $5.2 billion in assets and 74 full service branch offices in Massachusetts, New York, Connecticut, and Vermont providing personal and business banking, insurance, and wealth management services.

CONTACTS

Investor Relations Contact

Allison O’Rourke; Vice President - Investor Relations; 413-236-3149

Media Contact

Ray Smith, Assistant Vice President — Marketing; 413-236-3756